Exhibit 10(f)

FIRST AMENDMENT TO THE

WENDY’S INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Wendy’s International, Inc. (the “Company”) adopted the Wendy’s International, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2003 (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan effective as of December 31, 2006.

NOW, THEREFORE, the Company amends the Plan as follows:

1. The introduction to the Plan which precedes Article I is amended by inserting the following at its current end:

The SERP is intended to be a grandfathered plan exempt from the requirements of Code section 409A, and the Company shall administer and interpret the SERP to maintain such status.

2. Section 2.1 of the Plan is amended to read as follows:

2.1	ELIGIBILITY

Each Covered Employee who was an Active Participant in the SERP on the day prior to the Effective Date shall continue to be an Active Participant in the SERP on the Effective Date if still a Covered Employee on that date.

Any other Covered Employee shall become a Participant in the SERP on the latest of the Effective Date, the first day of the Plan Year following the date the Employee became a Covered Employee (the Covered Employee’s date of hire or promotion into eligible employment), or the Entry Date upon which the Covered Employee becomes a Match Eligible Participant in the Profit Sharing Plan; provided that, in no event shall a Covered Employee become a Participant after December 31, 2004.

3. Section 3.1(a) of the Plan is amended to read as follows:

3.1(a)	On the last day of each Plan Year commencing after December 31, 2002 but prior to January 1, 2005, for each Active Participant who remains employed as a Covered Employee by the Company or a Participating Employer on the last day of the Plan Year, or who dies, becomes disabled or attains Normal Retirement Age during the Plan Year while actively employed, the Company shall credit to the Supplemental Account of such Active Participant an amount determined as follows:

1)	For each Active Participant described above who is not a Grandfather Eligible Participant, an amount equal to the net supplemental credit described in (b) below.

2)	For each Grandfather Eligible Participant described above, an amount equal to the greater of the net supplemental credit described in (b) below and the target credit which would have been credited to such Participant for such Plan Year under Section 3.2(b).

4. Section 3.1(c) of the Plan is amended to read as follows:

3.1(c)	Interest. On the last day of each Plan Year, interest shall be credited to the Supplemental Account as of that date but before crediting the allocation for that Plan Year (if any) under this Section, for each Participant at a rate equal to:

1)	From the Effective Date to December 31, 2007, the interest rate applied for that Plan Year to the Account Balance Benefit under the Pension Plan.

2)	From January 1, 2008, the 30 year Constant Maturity Treasury Rate (or the next longest US government bond rate then available) as of November 30th.

5. Section 3.2(c) of the Plan is amended to read as follows:

3.2(c)	An amount equal to the interest rate described below applied to the amount in the Participant’s Supplemental Target Account as of the last day of the Plan Year or, for purposes of Section 3.2(a)(3), as of the Participant’s Normal Retirement Date.

1)	From the Effective Date to December 31, 2007, the interest rate applied for that Plan Year to the Account Balance Benefit under the Pension Plan; and

2)	From January 1, 2008, the 30 year Constant Maturity Treasury Rate (or the next longest US government bond rate then available) as of November 30th.

6. Section 3.3 of the Plan is amended to read as follows:

3.3	CREDITS TO SUPPLEMENTAL PROFIT SHARING ACCOUNT

The Company shall credit or charge, as applicable, to each Participant’s Supplemental Profit Sharing Accounts the following amounts:

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a)	For each Plan Year prior to January 1, 2003 during which the Participant is an Active Participant in the Profit Sharing and Savings Plan, the amount by which:

(1)	The amount of Company Contributions which the Company would have allocated to the Active Participant’s Accounts under the Profit Sharing and Savings Plan without regard to the maximum annual limitations imposed by Section 415 of the Code or the limitation on compensation imposed by Section 401(a)(17) of the Code; exceeds

(2)	The actual amount of Company Contributions which the Company allocates to the Active Participant’s Accounts under the Profit Sharing and Savings Plan.

b)	For each Plan Year from January 1, 2003 to December 31, 2006, during which the Participant is an Active Participant, an Inactive Participant or a former Participant in the Profit Sharing and Savings Plan, an amount equal to the net gain (or net loss) that would have been credited (or charged) had the amounts allocated to the Participant’s Supplemental Plan Accounts been invested in a manner similar to the investment of his Accounts under the Profit Sharing and Savings Plan during a similar time frame.

If the Participant does not have any actual Accounts under the Profit Sharing and Savings Plan, his Supplemental Plan Accounts shall be treated as though they had been invested in the default investment offered under the Profit Sharing and Savings Plan (as referenced in Section 16.1 of such plan, or any successor section thereto).

c)	On the last day of each Plan Year commencing after December 31, 2006, interest shall be credited to the Participant’s Supplemental Profit Sharing Account as of the last day of the Plan Year at a rate equal to:

1)	For the Plan Year commencing January 1, 2007, the interest rate applied for that Plan Year to the Account Balance Benefit under the Pension Plan; and

2)	For Plan Years commencing after December 31, 2007, the 30 year Constant Maturity Treasury Rate (or the next longest US government bond rate then available) as of November 30th.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 28th day of December, 2006.

WENDY’S INTERNATIONAL, INC.

By:	/s/ Dana Klein
Name: Dana Klein

Its:	Dana Klein
SVP, Associate General Counsel & Assistant Secretary

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